Exhibit 99.1

[LOGO] OSTEOTECH INC.
Innovators in Musculoskeletal Science

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         51 James Way, Eatontown, New Jersey 07724 USA o 1-800-537-9842
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                                      NEWS RELEASE
FOR IMMEDIATE RELEASE                  Contact: Michael J. Jeffries
                                       (732) 542-2800
April 27, 2003
                                       NASDAQ Symbol:    OSTE

               OSTEOTECH, INC. REPORTS FIRST QUARTER 2004 RESULTS;

             PERFORMANCE IN LINE WITH REVENUE AND EARNINGS GUIDANCE

Osteotech, Inc. announced today that first quarter 2004 revenues increased approximately 6% to $23,777,000 from first quarter 2003 revenues of $22,479,000. Domestic revenues in the first quarter were $20,919,000 as compared to first quarter 2003 revenues of $20,691,000 and international revenues, which increased approximately 60%, were $2,858,000 in the first quarter of 2004 as compared to revenues of $1,788,000 in the first quarter of 2003.


Gross profit margins in the first quarter of 2004 were approximately 41% as compared to gross profit margins of approximately 56% in the same period of 2003. In March, 2004, the Company announced that it would exit the metal spinal implant business. As a result, the Company recorded charges against gross profit in the first quarter of 2004 for the write-off of metal spinal implant inventories and instruments of $1,998,000. Additionally, gross profit margins were negatively impacted by a change in revenue mix to lower margin product categories, including international Grafton(R) DBM, direct distribution of processed tissue and private label DBM revenues, all of which are experiencing growth rates in excess of the overall revenue growth rate of 6%.


The Company incurred a net loss in the first quarter of 2004, of $1,255,000 or $.07 diluted net loss per share, including the $1,998,000 charge related to the exit from the metal spinal implant business and severance costs of $650,000 related to the previously announced reorganization of the sales and marketing functions aggregating, after provision for income taxes, $1,589,000, or $.09 diluted net loss per share. In the first quarter of 2003, the Company reported net income of $1,181,000 or $.07 diluted net income per share.

Richard W. Bauer, Osteotech's President and Chief Executive Officer stated, "First quarter's financial performance is consistent with the guidance the Company provided in our fourth quarter 2003 earnings press release. Revenue guidance was $22 million to $24 million and guidance for diluted net loss per share was in the range of $.06 to $.09. Our actual revenue performance for first quarter fell within the upper part of the range at approximately $23.8 million and the diluted net loss per share was at the lower end of the range at $.07. As a result, we are reconfirming our revenues and earnings per share guidance for the year of $96 million to $100 million and $.12 to $.16, respectively."

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Mr. Bauer continued, "The Company continues to execute against its three growth strategies: to build our product line and sales presence in the domestic hospital based spinal fusion market; expand our DBM carrier technology into the domestic hospital based orthopaedic markets that are not a key focus for our spine oriented sales force; and expand our tissue technology and products globally. We expect the organization changes in our domestic sales and marketing departments coupled with a refocusing on our tissue technology by exiting the metal spinal implant products and infusing financial resources in 2004 in all aspects of our tissue business to revitalize our domestic tissue business as we move forward throughout the year. The recent announcement of our private label agreement with Smith & Nephew's Orthopaedic Division together with the fourth quarter 2002 private label agreement with DePuy Orthpaedic, DePuy Spine and LifeNet, and our long standing agreement with Biohorizons, Inc., demonstrates that we are on schedule in implementing our second growth strategy. Our third growth strategy of globalizing our tissue business is producing significant results as evidenced by our international revenue growth of 74% in 2003 and the 60% international revenue growth in first quarter 2004."


Revenues in the DBM Segment, consisting primarily of Grafton(R) DBM revenues, increased to $11,433,000 in the first quarter of 2004 from $11,369,000 in the first quarter of 2003. The increase in first quarter 2004 revenues primarily results from a 71% increase in international Grafton(R) DBM revenues and a 273% increase in revenues from the processing of Optium(TM) DBM for LifeNet, which is marketed by DePuy. These increases were mostly offset by a decline of approximately 11% in domestic Grafton(R) DBM revenues.


The DBM Segment operating income in the first quarter of 2004 declined to $1,120,000 from $3,265,000 in the first quarter of 2003 primarily because of a decline in gross profit margins resulting from the shift in revenue towards lower margin products, increased sales and marketing costs primarily associated with the previously announced intention to increase investment in the tissue business, the shift in sales and marketing resources from marketing metal spinal implants to focus on our tissue businesses, and severance costs related to the reorganization of the sales and marketing function.


Base Tissue Segment revenues increased to $10,760,000 in the first quarter of 2004 from $9,953,000 in the first quarter of 2003. This revenue improvement is associated with a 16% increase in revenues from processing of donor tissue for our clients and the direct distribution of traditional tissue by the Company and a 2% increase in bio-implant revenue.


The Base Tissue Segment incurred an operating loss in the first quarter of 2004 of $342,000 as compared to an operating income of $179,000 in last year's first quarter. The first quarter 2004 operating loss results from a decline in gross profit margin due to increased processing costs and the direct distribution of traditional tissue, which has a lower gross profit margin. Additionally, we incurred increased operating expenses related to sales efforts directed towards traditional tissue and bio-implants.

Other Segment revenues, consisting mainly of metal spinal implant products and bovine tissue, increased 37% to $1,584,000 in the first quarter of 2004 from $1,157,000 in the first quarter of 2003. The increase is primarily associated with an acceleration of metal spinal implant sales due to efforts to sell off remaining metal spinal implant inventory as a result of the Company's anticipated exit from that business by the end of the second quarter of 2004.


We incurred operating losses on Other Segment revenues of $2,502,000 in the first quarter of 2004 as compared to operating losses of $1,073,000 in the same quarter of last year. This year's operating losses include a charge of $1,998,000 associated with the exit from the metal spinal implant business.

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Mr. Bauer will host a conference call on April 27, 2004 at 9:00 AM Eastern to discuss first quarter results. You are invited to listen to the conference call by dialing (706) 634-5453. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available from 2:00 PM Eastern, April 27, 2004, through 11:59 PM, May 6, 2004, by dialing (706) 645-9291 and indicating access code 6838823.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2003) filed with the Securities and Exchange Commission. All information in this press release is as of April 27, 2004 and the Company undertakes no duty to update this information

Osteotech, Inc, headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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                        OSTEOTECH, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                  (dollars in thousands, except per share data)

                                                              Three Months
                                                             Ended March 31,
                                                      ----------------------------
                                                          2004            2003
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
Net revenues:
  Service                                             $     22,193    $     21,322
  Product                                                    1,584           1,157
                                                      ------------    ------------
                                                            23,777          22,479

Cost of services                                            10,897           8,725
Cost of products                                             3,242           1,061
                                                      ------------    ------------
                                                            14,139           9,786
                                                      ------------    ------------

Gross profit                                                 9,638          12,693

Marketing, selling, general and administrative              10,506           9,332
Research and development                                       856             990
                                                      ------------    ------------
                                                            11,362          10,322

Operating income (loss)                                     (1,724)          2,371
Interest expense and other, net                               (237)           (295)
                                                      ------------    ------------

Income (loss) before income tax provision (benefit)         (1,961)          2,076
Income tax provision (benefit)                                (706)            895
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Net income (loss)                                     $     (1,255)   $      1,181
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Earnings (loss) per share:
     Basic                                            $       (.07)   $        .07
     Diluted                                          $       (.07)   $        .07
Shares used in computing earnings per share:
     Basic                                              17,120,390      17,002,455
     Diluted                                            17,120,390      17,279,283

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                        OSTEOTECH, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                     March 31,     December 31,
                                                                       2004            2003
                                                                   -------------   -------------
                            Assets                                  (unaudited)
Cash and cash equivalents                                          $      13,957   $      15,326
Accounts receivable, net                                                  17,507          15,187
Deferred processing costs                                                 30,694          29,013
Inventories                                                                1,383           3,581
Other current assets                                                       7,619           7,345
                                                                   -------------   -------------
          Total current assets                                            71,160          70,452
Property, plant and equipment, net                                        45,415          47,107
Other assets                                                               9,302           9,654
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                                                                   $     125,877   $     127,213
                                                                   =============   =============

             Liabilities and Stockholders' Equity

Accounts payable and accrued expense                               $      11,875   $      11,407
Current portion of long-term debt                                          2,661           2,661
                                                                   -------------   -------------
          Total current liabilities                                       14,536          14,068
Long-term debt                                                            12,597          13,262
Other liabilities                                                          3,662           3,663
                                                                   -------------   -------------
          Total liabilities                                               30,795          30,993
Stockholders' equity                                                      95,082          96,220
                                                                   -------------   -------------
                                                                   $     125,877   $     127,213
                                                                   =============   =============

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